John R. Poloni & Associates Ltd.
2110 - 150A. St.
S. Surrey BC V4A 9J6
604-541-8828

March 31, 2004

Tryx Ventures Corp.
314 - 837 West Hastings St.
Vancouver BC V6C 3N6

and

Securities and Exchange Commission
450 Fifth St. NW
Washington DC 20549
USA

Dear Sirs:

Tryx Ventures Corp. Registration Statement on Form SB-2
File No. 333 - 107827

Tryx Ventures Corp. is authorized to use my "Technical Report on the Niemetz Property dated June 22, 2001" in its registration statement on Form SB-2 (the "Registration Statement) and to submit the Report to all regulatory bodies including, without limitation, the Securities and Exchange Commission.

I consent to the use of my name, agree to be named as an expert, and concur with the reference to and summary of our Report contained in the Registration Statement.

Sincerely,

/s/ John R. Poloni
John R. Poloni

Geologist, P. Eng.